Exhibit 10.1
Certain information marked “[*]” has been omitted in accordance with Item 601(b)(10) of Regulation S-K because it is both not material and is the type of information that the registrant treats as private or confidential.
LETTER AGREEMENT No. 1

April 30, 2026

Finance of America Reverse LLC
55 North Arizona Place Suite 205
Chandler, Arizona 85225
Attention: [*]

Finance of America Reverse LLC
5830 Granite Parkway, Suite 400
Plano, Texas 75024
Attention: Legal

Re:     Sale of Purchased Assets; Employee Transitions

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement dated as of November 17, 2025, by and between Finance of America Reverse LLC (“Purchaser”) and Onity Mortgage Corporation (f/k/a PHH Mortgage Corporation) (“Seller”) (the “APA”) and that certain Reverse Mortgage Servicing Rights Purchase and Sale Agreement dated as of November 17, 2025, by and between Purchaser and Seller (the “MSRPSA” and, together with the APA, the “Transaction Agreements”). Except as described in Section 2 below or as otherwise specified, all capitalized terms not defined in this Letter Agreement No. 1 (the “Letter Agreement”) shall have the meaning ascribed to them in the APA or MSRPSA, as applicable.

Pursuant to the Transaction Agreements, Seller intended to sell, and Purchaser intended to purchase, the Purchased MSR Assets. Approval from Ginnie Mae is a condition to such purchase and sale pursuant to the MSRPSA. In order to accommodate certain requests by Ginnie Mae related to such approval, the Parties have agreed to enter into this Letter Agreement to effect the sale by Seller, and purchase by Purchaser, of a defined subset of the Purchased MSR Assets, in accordance with the terms and conditions set forth in the Transaction Agreements (as may be modified by this Letter Agreement). The Parties wish to document their revised agreement with respect to the transfer of employment of the Continuing Employees prior to the Closing Date.

The Parties hereby amend the Transaction Agreements as follows:

1.Sale of Purchased MSR Assets. The “Revised Purchased MSR Assets” means the (i) Servicing Rights and (ii) all Advances related to the Mortgage Loans set forth on Schedule A attached hereto. The parties acknowledge that Schedule A as attached hereto reflects the applicable assets as of February 28, 2026. The parties hereto may update the contents of Schedule A from time to time to reflect different or additional assets upon mutual consent of the parties.

a.On the terms and subject to the conditions of the Transaction Agreements and this Letter Agreement, on the Closing Date, in exchange for payment of the portion of the MSR Purchase Price that is due on the Closing Date by the Purchaser to the Seller pursuant to Section 2.5 of the APA, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Seller, all of such Seller’s beneficial right, title and interest in and to the Revised Purchased MSR Assets, free and clear of Liens (other than Permitted Liens and any Liens created by or under Applicable Requirements);
b.For purposes of the sale and purchase of the Revised Purchased MSR Assets, each reference to the “Purchased MSR Assets” in the Transaction Documents, and any Ancillary Agreements, as applicable, shall be hereby replaced with references to the Revised Purchased MSR Assets.
2.Revised Book Value Methodology. The term “Purchased Assets Book Value” in the APA shall be deleted and replaced in its entirety with the following:
a.“Purchased Assets Book Value” means the total book value of the Purchased Assets (excluding goodwill), provided that the Parties agree that Purchased Assets Book Value shall be calculated: (i) as if the Contemplated Transactions had not occurred, and (ii) with the value of (x) Purchased MSR Assets and (y) all Purchased Mortgage Loans (net of HMBS obligations) and related Mortgage Loan assets including, without limitation, receivables and Advances, each being determined based on the value of such assets as reflected on Seller’s balance sheet in accordance with GAAP and consistent with the methodology applied in the audited financial statements of the Seller (in each case, taking into account fluctuations in interest rates and related adjustments to book value between the date hereof and the Closing); provided, that, with respect to the Purchased MSR Assets, Seller’s balance sheet book value described in this clause (ii) shall be further reduced by $[*]. For the avoidance of doubt, with regard to any Deferred Mortgage Loans included in the Purchased Assets, the amount included in this calculation, for purposes of determination of the Final Purchase Price, shall be the total book value of the Deferred Mortgage Loans (including related Advances) as of the applicable Deferred MLPA Closing Date as determined in accordance with GAAP and consistent with the methodology applied in the audited financial statements of Seller.
3.Non-Competition: For the avoidance of doubt, the parties agree that the provisions of Section 4.4(b) of the APA shall not be deemed to [*].
4.Employees. The Parties acknowledge that Purchaser has made offers to certain of the Business Employees that Purchaser desires to become Continuing Employees pursuant to Section 4.6 of the APA. Notwithstanding anything to the contrary in the APA, the Parties agree that (a) those Business Employees comprising the sales or production staff will become Continuing Employees effective on or about May 11, 2026 and (b) all other Business Employees will become Continuing Employees effective on or about July 1, 2026. This Section 4 of this Letter Agreement will survive termination of the APA or Letter Agreement.

5.Outside Date. The Parties hereby acknowledge and agree that Section 8.1(d) of the APA is hereby deleted and replaced in its entirety with the following:
a.(d) at any time after August 1, 2026 (the “Outside Date”) by Seller or the Purchaser, if Closing has not occurred, unless the failure to consummate the Closing is the result of a breach by the Party seeking to terminate this Agreement of its representations, warranties or covenants under this Agreement, the MSR PSA or the MLPA;
6.Governing Law of the Transaction Agreements. In Section 9.8(a) of the APA, the words “the State of Delaware” are hereby deleted and replaced with “the State of New York”.
7.Notices. Any communications or notices provided for in this Letter shall be sent pursuant to Section 9.7 of the APA.
8.Amendments and Waivers. No amendment, modification or supplement of any provision of this Letter Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Seller. No waiver by any Party of any provision of this Letter Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
9.Limited Effect. Except as amended hereby, the Transaction Agreements shall continue in full force and effect in accordance with the terms thereof. Reference to this Letter Agreement need not be made in the Transaction Agreements or any instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Transaction Agreements, any reference in any of such items to the applicable Transaction Agreement being sufficient to refer to such Transaction Agreement as amended hereby. For the avoidance of doubt, except as expressly modified hereby, this Letter Agreement shall not be interpreted or construed as a waiver, amendment or modification of or to the rights and remedies of the Parties set forth in the Transaction Agreements.
10.Governing Law; Jurisdiction and Venue.
a.This Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the Applicable Laws of any jurisdiction other than the State of New York.
b.For purposes of this Letter Agreement, each Party agrees: (a) to submit to the exclusive jurisdiction of the Specified Courts for any Proceeding arising out of or relating to this Letter Agreement; (b) to commence any Proceeding arising out of or relating to this Letter Agreement only in the Specified Courts; (c) that service of any process, summons, notice or document by U.S. registered mail to the address of such Party set forth in the Section 9.7 of the APA will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this

Letter Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.
11.Entire Agreement. This Letter Agreement, the Transaction Agreements and any Ancillary Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate to the subject matter hereof.
12.Counterparts. This Letter Agreement may be executed in one or more counterparts (including by means of portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
13.Incorporation by Reference. Section 9.4, Section 9.10, Section 9.11, Section 9.12, Section 9.13 and Section 9.15 of the APA are incorporated herein by reference, mutatis mutandis.
[Signatures to follow]

Do not hesitate to contact me should you have any questions regarding this Letter Agreement. Please evidence your agreement with the foregoing by executing this Letter Agreement as indicated below.

                            Sincerely,

Onity Mortgage Corporation (f/k/a PHH Mortgage Corporation)
                            By: _/s/ Aaron D. Wade______
                            Name: Aaron D. Wade
                            Title: Chief Investment Officer

Acknowledged and Agreed:

Finance of America Reverse LLC By: _/s/ Graham Fleming______ Name: Graham Fleming Title: Chief Administrative Officer

[Signature Page to Letter Agreement]

Schedule A
Revised Purchased MSR Assets

[*]
Schedule A - 1